Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Opus Genetics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	19,382,437(2)	$1.13(3)	$21,902,153.81(3)	0.0001531	$3,353.22(3)	—	—	—	—
Fees Previously Paid	N/A	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$21,902,153.81	—	$3,353.22	—	—	—	—
	Total Fees Previously Paid				—	—	—	—	—	—	—	—
	Total Fee Offsets				—	—	—	—	—	—	—	—
	Net Fee Due				—	—	—	$3,353.22	—	—	—	—

(1)
In the event of a stock split, stock dividend or other similar transaction involving shares of the common stock, par value $0.0001 per share (“common stock”), of Opus Genetics, Inc. (the “Registrant”), in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Consists of the resale of (i) 5,237,063 shares of common stock and (ii) 14,145,374 shares of common stock issuable upon the conversion of the Registrant’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of common stock on February 12, 2025, as reported on the Nasdaq Capital Market.